Exhibit 33.2

MANAGEMENT’S ASSERTION ON COMPLIANCE WITH REGULATION AB CRITERIA

The Bank of New York (the “Asserting Party“) is responsible for assessing compliance as of October 31, 2006 and for the period from June 20, 2006 (the date of issuance of the John Deere Owner Trust 2006 transaction subject to the requirements of Regulation AB) through October 31, 2006 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 229.1122(d)(1)(i) through (iv)-(d)(2)(i), (d)(2)(iii), (d)(2)(vi), (d)(2)(vii)-(d)(3)(i), and (d)(4)(i)-(xv), and “posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements” of 1122(d) 3 (iii), (which is the responsibility of a different Servicer) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”). The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as paying agent being solely the John Deere Owner Trust 2006 securities issued and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of October 31, 2006 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of October 31, 2006 and for the Reporting Period as set forth in this assertion.

The Bank of New York

Date:	December 20, 2006

By:	/s/Patrick J. Tadie
Name:	Patrick J. Tadie
Title:	Managing Director